SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  Novemeber 4, 2008

Blue Earth Solutions, Inc.
(Exact name of registrant as specified in its charter)

NV	333-140438	26-2332192
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13511 Granville Ave , Clermont, FL	34711
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  352-729-0150

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]       Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective Novemeber 4, 2008, Sharon Slusarczyk resigned as a member of our board of directors.  There was no known disagreement with Mrs. Slusarczyk on any matter relating to the Company’s operations, policies or practices.

On November 4, 2008, the board of directors appointed Samir Khalil Burshan and Thomas W. Aro to serve as members of the board of directors until the next annual meeting of the shareholders or until removed by other action as allowed by the corporate bylaws.

Mr. Aro, 66, was employed by a publicly reporting gaming company, Empire Resorts, Inc., a Delaware corporation, from 1993 until his retirement in 2008.  At the time of his retirement, Mr. Aro served as Empire’s Executive Vice President and as the President and Chief Operating Officer of its gaming subsidiaries.  Mr. Aro graduated from the University of Arizona with a Bachelors of Science degree in Accounting, awarded in 1964.

Mr. Burshan, 43, has been employed as the Chairman and Managing Member of PrismOne Group LLC, a Florida limited liability company, a Florida based provider of networking related equipment and services, since its inception in December 2006. Previously, from 2004 until 2008, Mr. Burshan served as Managing Member of Step2 TechKnowledgies Group LLC and, from 1998 until 2008, as President of Step2 Technologies, Inc.  Mr. Burshan is a graduate of Washington University in St. Louis, where he earned a Bachelor of Arts degree in Architecture (1987), a Masters Degree in Architecture (1989), and a Masters Degree in Construction Administration (1989).

There are no family relationships between either of Mr. Burshan or Mr. Aro and any of our directors or executive officers.

Neither Mr. Burshan nor Mr. Aro have had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.

At this time, we do not have any employment agreement with either Mr. Burshan or Mr. Aro.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blue Earth Solutions, Inc.

/s/ Patricia Cohen
Patricia Cohen
CEO

Date:         Novemeber 4, 2008